Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated March 18, 2013, relating to the financial statements and schedule of the Cubic Corporation Employees’ Profit Sharing Plan included in that Plan’s Annual Report on Form 11-K for the year ended September 30, 2012, and our report, dated June 18, 2012, relating to the financial statements and schedule of the Cubic Applications, Inc. 401(k) Retirement Plan included in that Plan’s Annual Report on Form 11-K for the year ended December 31, 2011.

/s/ MAYER HOFFMAN McCANN P.C.

San Diego, CA
March 20, 2013